UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 27, 2021 (September 22, 2021)

TIVITY HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(800) 869-5311

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock - $.001 par value	TVTY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2021, the Compensation Committee of the Board of Directors (the “Board”) of Tivity Health, Inc. (the “Company”) adopted a separation benefits program (the “Separation Benefits Program”) applicable to the Company’s Section 16 Officers, including its named executive officers. The Company’s Section 16 Officers are not entitled to participate in the Separation Benefits Program to the extent they are entitled to any severance payments or benefits from another program or agreement with the Company (for example, an employment agreement or severance agreement) that provides greater severance payments or more favorable terms than the Separation Benefits Program. Each of the Company’s Section 16 Officers entitled to participate in the Separation Benefits Program is referred to herein as an “Executive Participant.” The Separation Benefits Program is effective as of September 22, 2021.

The Separation Benefits Program provides for the payment of severance and other benefits to the Executive Participants in the event of (i) a termination without “cause,” (ii) a termination of employment for “good reason,” or (iii) a termination without “cause” or for “good reason” within 12 months following a “change in control” of the Company (each, as defined in the Separation Benefits Program). In the event of a qualifying termination, the Separation Benefits Program provides for:

•

Salary continuation (not including bonuses, commissions or other forms of compensation) paid in accordance with the Company’s regular payroll procedures for the duration of the applicable severance period determined based on years of service;

•	Company-subsidized COBRA premium payments for the duration of the applicable severance period determined based on years of service; and
•	Company-paid outplacement services for at least three months following the termination date.

Under the Separation Benefits Program, the applicable severance period is determined based on years of service as follows:

•	less than one year of service – 12 weeks;
•	one year or more of service, but less than 3 years – 26 weeks; and
•	three years or more of service – 52 weeks.

For the qualifying terminations that occur within 12 months of a “change of control,” the Separation Benefits Program provides that the Executive Participant will receive the greater of 26 weeks of severance benefits or the severance benefits described in the Separation Benefits Program based on years of service described above.

An Executive Participant’s right to receive the severance payments and benefits described above is subject to the delivery and non-revocation of a separation agreement and general release of liability in favor of the Company.

The Separation Benefits Program may be amended or terminated by the Company as sponsor of the Separation Benefits Program at any time. Any amendment, suspension or termination that materially impacts the benefits or other rights of any Executive Participant requires 12 months advance written notice to the impacted Executive Participant.

The foregoing description of the Separation Benefits Program is not complete and is subject to and qualified in its entirety by the terms of the Separation Benefits Program, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.  Other Events.

On September 27, 2021, the Company issued a press release announcing that the Board authorized a share repurchase program of up to $100 million of the Company’s common stock. Shares may be purchased in the open market or in privately negotiated transactions. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Separation Benefits Program for Section 16 Officers, dated September 22, 2021.
Exhibit 99.1	Press Release issued by the Company, dated September 27, 2021.
Exhibit 104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVITY HEALTH, INC.

By:	/s/ Adam Holland
Name: Adam Holland
Title: Chief Financial Officer

Date:  September 27, 2021